Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of September 29th, 2023 (the “Effective Date”), by and among Eve Soluções de Mobilidade Aérea Urbana Ltda. (the “Company”) and Eve Holding, Inc. (“Eve Holding” and, together with its subsidiaries, the “Company Group”), and Johann Christian Jean Charles Bordais (“Executive” and, together with the Company and Eve Holding, the “Parties”).

RECITALS

WHEREAS, the Company is a wholly-owned subsidiary of Eve Holding;

WHEREAS, Embraer S.A. ("Embraer") indirectly holds the majority of the ownership of the Company Group;

WHEREAS, the Executive has been working as an employee of Embraer since April of 2004 and is a party to a labor contract with Embraer, dated August 6, 2013 (the “Bordais Labor Contract”);

WHEREAS,  the Parties intend that Executive shall commence employment as the Chief Executive Officer of Eve Holding and of the Company Group effective as of September 1, 2023 (the “Employment Commencement Date”);

WHEREAS, pursuant to articles 468 and 469 of Consolidação das Leis do Trabalho, (“CLT”), Embraer will assign the Bordais Labor Contract to the Company Group effective as of the Employment Commencement Date; and

WHEREAS, as of the Employment Commencement Date, the Executive holds vested awards (including bonuses and equity awards) that shall be paid at the proper time by Embraer in accordance with the terms of such awards.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereto agree as follows:

                 Term.  Executive’s employment with the Company under the terms and conditions of this Agreement shall commence on the Employment Commencement Date and shall continue until terminated in accordance with the terms and conditions of Section 5 of this Agreement (the “Term”).  Notwithstanding any provision of this Agreement to the contrary, Executive shall be employed on an “at-will” basis and Executive’s employment may be terminated by either Party at any time, subject to the notice provisions contained herein that may apply with respect to termination of employment
                 Title; Services and Duties.

(a)                During the Term, Executive shall be employed by the Company and serve as Chief Executive Officer of Eve Holding, and shall report to the Board of Directors of Eve Holding (the “Board”), pursuant to the terms of this Agreement.

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(b)               During the Term, Executive shall (i) be a full-time employee of the Company, of Eve Holding, or such other member of the Company Group as determined by the Board, (ii) have such duties, responsibilities and authority as may reasonably be prescribed by the Board, consistent with Executive’s position as Chief Executive Officer, (iii) devote all of Executive’s business time and best efforts to the performance of his duties to the Company Group and shall not engage in any other business, profession or occupation for compensation and (iv) follow all of the Company Group’s policies and procedures. Notwithstanding the foregoing, Executive may (x) serve as a director or advisor of non-profit organizations without approval of the Board and as director or advisor of one for-profit company with the prior approval of the Board, which shall not be unreasonably withheld, (y) perform and participate in civic, charitable, educational, professional, community, industry affairs and other related activities, and (z) manage personal investments; provided, however, that such activities do not interfere, individually or in the aggregate, with the performance of his duties hereunder and do not materially breach Section 6(c) hereof.

(c)                The principal location of Executive’s employment with the Company shall be in São Jose dos Campos, Brazil, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons including regular travel to the Company’s headquarters in Melbourne, Florida.

3.                Compensation.

(a)                Base Salary.  The Company shall pay Executive a base salary in an amount of BRL 1,800,000 per annum (the “Base Salary”) during the Term, payable in accordance with CLT and the Company Group’s regular payroll practices as in effect from time to time. For the avoidance of doubt, the Base Salary includes the mandatory 13th month salary, 1/3 vacation, Gratificação de Natal aos Trabalhadores, required under CLT.

(b)               Cash Bonus.  During the Term, Executive shall be eligible to receive an annual target cash bonus of up to BRL 1,500,000 (the “Target Bonus”). The amount of the Target Bonus (if any) shall be based upon the achievement of the corporate performance criteria and individual performance measures that are set by the Board on an annual basis. Notwithstanding the foregoing, in the event that any corporate or individual performance measures are not achieved, the Board shall have the sole discretion to determine whether any portion of the Target Bonus shall be paid to Executive. Any annual cash bonus that becomes payable to Executive under this Section 3(b) shall be paid to Executive, in cash, no later than April 30th of the year following the end of the applicable fiscal year; provided, that, except as otherwise provided herein, Executive is an active employee of the Company Group, and has not given or received notice of termination or resignation of employment, as of the date on which such payment is made. For avoidance of doubt, subject to the terms and conditions of this Section 3(b), the cash bonus in respect of 2023 shall be prorated for the portion of the fiscal year commencing as of the Employment Commencement Date.

(c)                Initial Grant.  As soon as practicable following the Employment Commencement Date, Executive shall be granted a one-time equity-based award of 343,616 Restricted Stock Units of the Company (the “RSUs”), pursuant to the Eve Holding, Inc. 2022 Stock Incentive Plan (as amended from time to time, the “Incentive Plan”) (such grant, the “Initial Grant”).  The Initial Grant shall be subject to Executive’s execution of award agreements in accordance with the Incentive Plan and all terms and conditions detailed thereunder.

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(d)               Long Term Incentive Equity Award.  During the Term, beginning with 2024, at the Board’s sole discretion, Executive shall be eligible to receive periodic grants of RSUs in accordance with the Incentive Plan, and such grant(s) shall be subject to Executive’s execution of award agreement(s) in accordance with the Incentive Plan and all terms and conditions detailed thereunder. The vesting terms related to any such grant(s) shall be determined by the Board and reflected in the applicable award agreement(s). For 2024, the Board has approved that Executive shall receive an equity grant of 30,000 RSUs, pursuant to the terms of the award agreement, when the Company issues its annual grants.

4.                Employee Benefits.

(a)                Employee Benefits and Perquisites.  During the Term, Executive shall be eligible to participate in all benefit plans made available by the Company Group to its Brazil-based senior executives generally. Such benefits shall be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and shall be governed in all respects in accordance with the terms of such plans as in effect from time to time.  Nothing in this Section 4(a), however, shall require the Company or any member of the Company Group to maintain any benefit plan or provide any type or level of benefits to its current employees, including Executive.

(b)               Paid Vacation.  During the Term, Executive shall be entitled to 30 days of paid vacation per calendar year (prorated for the calendar year in which the Employment Commencement Date occurs) in accordance with the terms and conditions of CLT and the Company’s vacation policies as in effect from time to time.

(c)                Reimbursement of Business Expenses.  The Company, Eve Holding or any member of the Company Group shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

(d)               Indemnification and Insurance.  The Company or any member of the Company Group will indemnify Executive (including advancement of expenses in connection therewith) and hold Executive harmless in accordance with, and subject to, the terms of the Company’s organizational documents.  The Company will also cover Executive under the Company’s directors’ and officers’ liability insurance policies, on the same terms and conditions it covers any of its similarly situated officers and/or directors.  Executive’s rights under this Section 4(d) shall not be exclusive and shall be in addition to any other rights and insurance coverage to which the Executive may be entitled under applicable law.

5.                Termination of Employment.  Executive’s employment shall be terminated at the earliest to occur of the following: (i) the date on which the Company Group provides notice to Executive of termination for “Disability” (as defined below); (ii) the date of Executive’s death; (iii) the date on which Executive’s employment is terminated for “Cause” (as defined below); (iv) the date which is 30 days following the date on which the Company Group provides notice to Executive of termination without Cause; (v) the date which is 30 days following the date on which Executive provides notice to the Company of his voluntary resignation other than for Good Reason (as defined below); or (vi) the date on which Executive’s employment terminates due to his resignation for Good Reason, provided, however, in the case of clauses (iv) and (v), the Company, in its sole discretion, may accelerate Executive’s date of termination subject to paying to Executive an amount of Base Salary that Executive otherwise would have earned for the remaining portion of the applicable notice period.

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(a)                For Cause; Resignation by Executive Other than for Good Reason; Death or Disability.  If during the Term Executive’s employment with the Company Group is terminated by the Company for Cause or as a result of Executive’s death or Disability, or Executive resigns his employment other than for Good Reason, Executive shall not be entitled to any further compensation or benefits other than, in each case if applicable as of the date of termination: (i) any accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof); (ii) reimbursement for any expenses properly incurred prior to the date of termination and reported by Executive in accordance with Section 4(c) hereof, payable on the Company’s first regularly scheduled payroll date which occurs at least 10 business days after the date of termination; (iii) vested employee benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans described in Section 4(a) and Section 4(b) as of the date of termination, payable as provided in such employee benefit plans and (iv) vested equity awards, if any, to which Executive may be entitled pursuant to the applicable award agreement and the Incentive Plan as of the date of termination, payable as provided in such award agreement and the Incentive Plan (collectively, the “Accrued Rights”).  Notwithstanding the foregoing, if employment termination is as a result of death or Disability and Executive (or his estate, as applicable) executes a release of claims in the form attached as Exhibit A hereto, subject to any revisions necessary to reflect changes in applicable law occurring after the date hereof (the “Release”), then in addition to the Accrued Rights, Executive (or his estate, as applicable) shall be entitled to receive an amount in cash equal to any annual cash bonus payable to Executive in respect of any previously completed fiscal year of the Company in accordance with Section 3(b) but unpaid as of the date of termination, payable on the same date on which annual cash bonuses are paid to executives of the Company generally in respect of such fiscal year.

(b)               Termination by the Company without Cause or Resignation for Good Reason.  If during the Term Executive’s employment is terminated by the Company Group without Cause or Executive resigns his employment for Good Reason, then Executive shall be entitled to receive the Accrued Rights, and if (i) Executive executes a Release, and the applicable revocation period with respect to the Release expires within 30 days (or such longer period as required by law) following the date of termination and (ii) Executive does not materially breach the restrictive covenants set forth in Section 6 hereof, then Executive shall receive an amount in cash equal to one times Executive's Base Salary, as in effect immediately prior to the date of termination (without regard to any reduction resulting in Good Reason) which amount shall be paid to Executive on the first regularly scheduled payroll date of the Company that occurs on or following the 60th day after the date of termination.

(c)                For the avoidance of doubt, the provisions of this Section 5 shall apply in addition to the provisions of CLT. If any instance of conflict between the provisions of this Section 5 and the provisions of CLT, CLT shall prevail.

(d)               Definitions.  For purposes of this Agreement:

(i)              “Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise.

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(ii)            “Cause” means (in each case, other than due to death or Disability): Executive’s (A) conviction of, or pleading nolo contendere to, a felony, (B) conviction of, or pleading nolo contendere to, any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement or moral turpitude (it being understood that de minimis personal use or taking of office equipment, supplies and similar resources shall not constitute theft or embezzlement); (C) commission of any act involving dishonesty fraud, misrepresentation, or breach of trust, in each case that causes or is reasonably expected to result in a material injury to the Company Group; or (D) willful misconduct or gross negligence in connection with, or failure or refusal to perform, following lawful instruction by the Board, Executive’s duties and obligations as an employee, including ethics, confidentiality and code of conduct obligations.  “Cause” and the applicability of the foregoing definition shall be determined in good faith in the sole discretion of the Board.  Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Cause unless (1) the Company provides notice to Executive of the existence of the condition giving rise to Cause within 30 days following the Company’s knowledge of its existence and (2) if curable, Executive fails to cure such condition within 30 days following the date of such notice, upon which failure to cure Executive’s employment will immediately terminate for Cause.

(iii)          “Disability” means Executive becoming physically or mentally incapacitated and therefore unable for a period of 45 consecutive working days or 75 working days in any six (6) month period to perform the duties hereunder, with or without reasonable accommodations, as determined by the Board in its sole discretion.  If possible, the Company will engage in an interactive process with Executive to determine whether Executive can perform the duties hereunder with reasonable accommodations.

(iv)          “Good Reason” means, in each case without Executive’s prior written consent, (A) a diminution in Executive’s Base Salary from the amounts described in Section 3(a); (B) a material diminution in Executive’s duties, responsibilities authority or an adverse change in Executive’s title or role; (C) a requirement that Executive report to anyone other than as provided in Section 2(a); or (D) a material breach by the Company of this Agreement or any other agreement between the Company or any member of the Company Group with Executive (including, for the avoidance of doubt, any failure to grant the equity awards consistent with the terms set forth in this Agreement).  Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Good Reason unless (1) Executive provides notice to the Company of the existence of the condition giving rise to Good Reason within 60 days following Executive’s knowledge of its existence and (2) the Company fails to cure such condition within 30 days following the date of such notice, upon which failure to cure Executive’s employment will immediately terminate with Good Reason.

(v)             “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

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6.                Restrictive Covenants.

              (a)              Acknowledgment. Executive agrees and acknowledges that, in the course of Executive’s employment, Executive shall acquire access to and become acquainted with information about the Company Group that is non-public, confidential or proprietary in nature. Executive acknowledges that the Company is engaged throughout the world in a highly competitive business and the success of the Company in the marketplace depends upon its goodwill and reputation, and that Executive has developed and shall continue to develop such goodwill and reputation through substantial investment by the Company. Executive agrees and acknowledges that reasonable limits on Executive’s ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all “Confidential Information” (as defined below) and the disclosure of Confidential Information would place the Company at a competitive disadvantage. Executive further agrees that Executive’s obligations under this Section 6 are reasonable and shall be absolute and unconditional.

              (b)              Confidential Information.  During Executive’s employment and at all times following Executive’s termination of employment for any reason, Executive shall hold in a fiduciary capacity for the benefit of the Company Group all non-public information, matters and materials of the Company Group, including, without limitation, know-how, trade secrets, customer lists, pricing policies, operational methods, information relating to products, processes, customers, services and other business and financial affairs, and information as to customers or other third parties (collectively, the “Confidential Information”), in each case to which Executive has had or may have access and shall not, subject to Section 6(h), below, directly or indirectly, use or disclose such Confidential Information to any Person other than (i) to the extent required or deemed advisable by Executive in good faith in the course of Executive’s employment or as otherwise expressly required in connection with court process or requested by a governmental or regulatory body, (ii) as may be permitted pursuant to Section 6(h) or (iii) to Executive’s personal advisers for purposes of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company Group), or to a court or arbitrator for the purpose of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company Group), and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisers, their obligation to keep such Confidential Information confidential. Notwithstanding the foregoing, “Confidential Information” shall not include any information which is in the public or industry domain during Executive’s employment or becomes publicly known or made generally available at any time through no wrongful act of Executive. Information regarding the Company’s clients obtained by Executive prior to the Employment Commencement Date, and his knowledge of methods, processes, techniques and best practices in general use in the private markets industry (collectively, “Existing and General Information”) shall not constitute “Confidential Information” or trade secrets of the Company for any purpose under this Agreement or applicable law. Upon the termination of Executive’s employment for any reason or upon the request of the Company at any time, Executive shall deliver to the Company all documents, papers and records (including, but not limited to, electronic media) in Executive’s possession or subject to Executive’s control that (x) belong to the Company Group or (y) contain or reflect any Confidential Information concerning the Company Group; provided, that Executive may retain personal and business contact information and records relating to Executive’s compensation.  To the extent such documents, papers and records are stored or maintained on any personal computer, email, cloud account, or other storage device and cannot be returned to the Company in their entirety, Executive agrees to permanently delete such materials upon the instruction of the Company.

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              (c)              Non-Competition .  During Executive’s employment and for a period of 12 months (the “Non-Competition Period”) after Executive's employment ends for any reason, Executive will not, whether for Executive’s own account or for any other Person, directly or indirectly:

(i)              Operate, manage, or control, serve as an officer, director, partner, employee, agent, consultant, advisor or developer or in any similar capacity to, or aid or assist anyone else in the conduct of any Competitive Business.  For purposes of this Agreement, "Competitive Business" means (a) any Person which engages, or is preparing to engage, in the research, design, development, testing, engineering, licensing, certification, manufacturing, procurement, assembling, packaging, sales support and after-sales support of, marketing, promotion, advertising, qualification, distribution, importation, fulfillment, offering, sale, deployment, delivery, provision, exploitation, configuration, installation, integration, analysis, support, maintenance, repair, service and other commercialization of or provision of services with respect to eVTOL and related products and services, the UATM for the UAM market and any product or service developed by the Company Group or (b) any product line  or service offered by the Company or any member of the Company Group with respect to which Executive had direct or indirect involvement, or about which Executive received or had access to Confidential Information, in each case, anywhere in the world where any member of the Company Group does business. The Company, in its sole discretion, may waive any portion or all of the Non-Competition Period. Should the Company elect to enforce the non-competition covenant set forth in this Section 6(c) during the post-employment period, the Company shall give Executive notice of the Non-Competition Period and the Company shall pay to Executive the Executive’s equivalent monthly salary during the Non-Competition Period;

(d)              Non-Solicitation.  During Executive’s employment and for a period of 12 months after Executive's employment ends for any reason, Executive will not, whether for Executive’s own account or for any other Person, directly or indirectly, with or without compensation:

(i)              Solicit, divert, take away or attempt to solicit, divert or take away any of the customers, prospective customers or suppliers or any other business contacts of the Company or any member of the Company Group with whom Executive first had direct or indirect contact, or about whom Executive received or had access to Confidential Information, during Executive’s employment with the Company Group; or

(iii)              Solicit, engage, offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee or agent of the Company or any member of the Company Group who was employed, engaged or recruited within the last 12 months of Executive’s employment with the Company Group to discontinue his relationship with the Company Group.

Non-targeted, general, solicitations to the public shall be deemed not to breach this Section 6. Notwithstanding the foregoing, nothing in Sections 6(c) or 6(d) will prohibit Executive from being employed by, otherwise providing services to a Person that would otherwise be considered a Competitive Business, provided that Executive’s employment with or other service to such Person is not related (other than in immaterial respects) to the business of such Person that is a Competitive Business (it being understood that Executive shall be required to provide the Company Group with reasonable details of such position, including with respect to duties and responsibilities).

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(d)              Intellectual Property. All copyrights, trademarks, trade names, service marks, patents, trade secrets, ideas (whether or not protectible under trade secret laws), inventions, concepts, processes, methods, techniques and other intangible or intellectual property rights that are invented, conceived, developed, created, enhanced or reduced to practice by Executive (whether solely or jointly with others) during Executive’s employment with the Company Group (whether prior to or after the Effective Date) (“Company Inventions”) shall be the sole property of the Company. Executive hereby irrevocably assigns to the Company all of Executive’s right, title and interest in and to the Company Inventions and waives any right or interest that Executive may otherwise have in respect of any Company Inventions. Executive shall promptly disclose and describe to the Company Group all Company Inventions. Upon request of the Company Group, Executive shall execute, acknowledge and deliver any assignment or other instrument or document reasonably necessary or appropriate to give effect to this Section 6(d) and do all other acts and things reasonably necessary, at the Company Group’s expense, to enable the Company or its applicable Affiliate, as the case may be, to exploit the same or to obtain or perfect their rights with respect thereto.

(e)              Compliance with Obligations. Executive represents and covenants that (i) Executive has made the Company Group aware of any contract or other arrangement with any present or past employer that restricts Executive’s ability to be employed by and/or solicit clients, investors, employees or other third parties on behalf of the Company Group; (ii) Executive has not disclosed to the Company Group any information with respect to which Executive owes any obligation of confidentiality or non-use to any present or past employer or other third party; (iii) Executive has fully complied with Executive’s contractual and common law obligations to all present and past employers and persons to whom Employee has provided services; and (iv) Executive’s execution of this Agreement and employment by the Company Group does not require Executive to violate, and Executive has not violated and will not violate, any such obligation. Executive represents and covenants that Employee will be bound by and comply with the policies, procedures and practices of the Company Group in effect from time to time during Executive’s employment with the Company Group.

(f)              Modification. The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 6 are fair, reasonable and necessary in order to protect the goodwill and other legitimate interests of the Company Group, that adequate consideration has been received by Executive for such obligations, and that these obligations do not prevent Executive from earning a livelihood. If, however, for any reason any arbitrator or court of competent jurisdiction determines that the restrictions in this Section 6 are not reasonable, that consideration is inadequate or that Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 6 as shall render such restrictions valid and enforceable.

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              (g)              Remedies for Breach. The Parties agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. Executive acknowledges that the Company Group shall suffer irreparable harm as a result of a material breach of such restrictive covenants by Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened material breach by Executive of any provision of this Section 6, the Company shall, in addition to any other remedies permitted by law, be entitled to seek to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction in aid of arbitration (each, an “Equitable Remedy”), to prevent or otherwise restrain a material breach of this Section 6, without the necessity of proving damages, posting a bond or other security. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants.

              (h)               Permitted Disclosures.  Pursuant to 18 U.S.C. §1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company Group that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with [18 U.S.C. §1833(b)] or create liability for disclosures of trade secrets that are expressly allowed by such section.  Further, nothing in any agreement Executive has with the Company Group shall prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company. Nothing in this Agreement or any other agreement Executive may have with the Company or any member of the Company Group shall prohibit or restrict Executive from (i) voluntarily communicating with an attorney retained by Executive; (ii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the National Labor Relations Board, the Equal Employment Opportunity Commission, any state or local commission on human rights or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company; (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934; (iv) disclosing any information (including Confidential Information) to a court or other administrative or legislative body in response to a subpoena, court order or written request (with advance notice to the Company prior to any such disclosure to the extent legally permitted); (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive is entitled; or (vi) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company.

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7.                Assignment.  This Agreement, and all of the terms and conditions hereof, shall bind the Company, Eve Holding and the member of the Company Group and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company, Eve Holding or any member of the Company Group from any obligation to Executive hereunder incurred prior to such assignment. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void. The Company may assign any of its rights hereunder, in whole or in part, to any successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity interests or in connection with any merger, acquisition and/or reorganization, in each case, without the consent of Executive.

8.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Brazil without giving effect to any choice or conflict of law provision or rule.

9.                Arbitration.

(a)                Except as otherwise set forth in Section 6 of this Agreement, the Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between them including, without limitation, (i) any dispute, controversy or claim related in any way to Executive’s employment with the Company or any termination thereof, (ii) any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability) and (iii) any claim arising out of or relating to this Agreement or the breach thereof (collectively, “Disputes”); provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement.  All Disputes shall be resolved exclusively by arbitration administered by the Câmara de Conciliação, Mediação e Arbitragem CIESP/FIESP under its arbitration regulation then in effect,

(b)               Any arbitration proceeding brought under this Agreement shall be conducted in the City of Sao Paulo, State of São Paulo. Brazil, before one arbitrator selected in accordance with Câmara de Conciliação, Mediação e Arbitragem CIESP/FIESP’s regulation.  The Company will pay for any administrative or hearing fees charged by the arbitrator or Câmara de Conciliação, Mediação e Arbitragem CIESP/FIESP, except that Executive shall pay any filing fees associated with any arbitration that Executive initiatives (but only so much of the filing fees as Executive would have instead paid, had Executive filed a complaint in a court of law).  Each party to any Dispute shall pay its own expenses, including attorneys’ fees; provided, that, the arbitrator shall award the prevailing party reasonable costs and attorneys’ fees incurred but shall not be able to award any special or punitive damages.  The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law.

(c)                Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court of competent jurisdiction.  Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the applicable law.

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(d)               It is part of the essence of this Agreement that any Disputes hereunder shall be resolved expeditiously and as confidentially as possible.  Accordingly, the Company and Executive agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential.  In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings.  Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

By initialing here, Executive acknowledges he or she has read this paragraph and agrees with the arbitration provision herein.

10.            General.

(a)                Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail; or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(a)):

              To Executive:

At the address shown in the Company’s personnel records.

To the Company:

Att.: General Counsel

Rodovia Presidente Dutra,s/n, km 134, Eugênio de Melo, CEP: 12247-004, São José dos Campos, Brazil

(b)               Entire Agreement. This Agreement (including any Exhibits hereto) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and, effective as of the Employment Commencement Date, supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter, including the Bordais Labor Contract.

(c)                Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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(d)               Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e)                Survivorship.  The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement, including without limitation, the provisions of Section 6 hereof.

(f)                No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g)               Construction.  The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(h)               Withholding.  All compensation payable to Executive pursuant to this Agreement shall be subject to any applicable statutory withholding taxes and such other taxes as are required or permitted under applicable law and such other deductions or withholdings as authorized by Executive to be collected with respect to compensation paid to Executive.

(i)                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.            Executive Representation and Acceptance.  By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder.

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

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Eve Soluções de Mobilidade Aérea Urbana Ltda

By:	/s/ Eduardo Siffert Couto
Name: Eduardo Siffert Couto
Title: CFO
Date: 9/29/2023 | 4:36:02 PM BRT

By:	/s/ LUIZ FELIPE RIBEIRO VALENTINI
Name: LUIZ FELIPE RIBEIRO VALENTINI
Title: Chief Technology Officer
Date: 9/29/2023 | 4:28:10 PM BRT

[Signature Page to Employment Agreement]

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EVE HOLDING, INC.

By:	/s/ Eduardo Siffert Couto
Name: Eduardo Siffert Couto
Title: CFO
Date: 9/29/2023 | 4:36:02 PM BRT

By:	/s/ Gerard J DeMuro
Name: Gerard J DeMuro
Title: Executive Vice President of Corporate Development
Date: 10/1/2023 | 12:28:27 PM BRT

[Signature Page to Employment Agreement]

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EXECUTTIVE

/s/ Johann Christian Jean Charles Bordais
Johann Christian Jean Charles Bordais
Date: 9/30/2023 | 3:54:56 PM BRT

[Signature Page to Employment Agreement]

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WITNESSES :

/s/ LARISSA HELENA RANCIARO MORAES MARACCINI
Name: LARISSA HELENA RANCIARO MORAES MARACCINI
Date: 10/2/2023 | 10:44:02 AM BRT

/s/ Renato Vilela
Name: Renato Vilela
Date: 10/2/2023 | 10:54:48 AM BRT

[Signature Page to Employment Agreement]

17

Exhibit A

Form of General Release of Claims

This General Release of Claims (this “Agreement”) is entered into by Eve Soluções de Mobilidade Aérea Urbana Ltda. and Eve Holding, Inc. (the “Company”), and Johann Christian Jean Charles Bordais (or, his estate, as applicable, “Executive”) on the below-indicated date.

WHEREAS, Executive is party to an Employment Agreement dated as of September [●], 2023 (the “Employment Agreement”), that provides Executive certain severance and other benefits in the event of certain terminations of Executive’s employment;

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to Section 5 of the Employment Agreement, a condition precedent to Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Agreement.

NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 5 of the Employment Agreement, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:

                 General Release of Claims.  Executive, for and on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns (the “Releasors”), hereby voluntarily, knowingly and willingly release and forever discharge the Company and all of its past and present parents, subsidiaries, and affiliates, each of their respective members, officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors, and assigns (each, individually, a “Releasee,” collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever, from the beginning of time up to the date Executive executes this Agreement with respect to (i)(A) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Releasee, and (B) any such Claims arising under any federal, local or state statute, ordinance, or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, [Insert applicable state laws] each as amended and including each of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) the termination of Executive’s employment; or (iii) any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any other Releasee and Executive.
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2.                Acknowledgement of Wages Paid and No Other Amounts Due.  Except as otherwise provided herein and in the Employment Agreement, Executive acknowledges that he or she has been paid any and all wages, salary, commissions or other amounts due from the Company, including wages for all hours worked, and that no other amounts are due to Executive from the Company.

3.                Exceptions to General Release of Claims.

(a)                Nothing contained in this Agreement shall in any way diminish or impair: (i) any Claims Executive may have that cannot be waived under applicable law, (ii) Executive’s rights under this Agreement and to severance and other benefits provided under Section 5 of the Employment Agreement, (iii) any rights Executive may have to vested benefits under health, welfare and tax qualified retirement employee benefit plans, (iv) any rights Executive may have as a shareholder of the Company or as a holder of Company equity awards under the Company’s equity incentive plans; or (iv) any rights Executive may have to indemnification from the Company or coverage under any director and officer liability insurance policy.  The Company acknowledges and agrees that this Agreement does not preclude Executive from filing any charge with any governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency.  Executive does not need prior authorization from the Company to make any such reports or disclosures and except as may otherwise be required by applicable law, is not required to notify the Company that Executive has made such reports or disclosures.  This Agreement does not limit Executive’s right to receive an award for information provided to any governmental agency or entity.

(b)               Pursuant to 18 U.S.C. §1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.  Further, nothing in any agreement Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

4.                Affirmations.  Executive affirms that he or she has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company or the other Releasees in any forum or form.  Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested.  Executive disclaims and waives any right of reinstatement with the Company.

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5.                Restrictive Covenants.  Executive acknowledges and agree that each of the restrictive covenants to which Executive is subject as of the date hereof (including without limitation, the provisions set forth in Section 6 of the Employment Agreement) shall continue to apply in accordance with their terms for the applicable periods with respect thereto.

6.                Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Brazil without giving effect to any choice or conflict of law provision or rule (whether of Brazil or any other jurisdiction).

7.                No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration set forth in the Employment Agreement shall be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind.

8.                Consultation With Attorney; Voluntary Agreement.  Executive acknowledges that (a) the Company has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, (c) Executive is entering into this Agreement, including the releases set forth in Section 1, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Executive would not be entitled to the benefits described in the applicable sections of the Employment Agreement in the absence of this Agreement.

9.                Revocation.  Executive acknowledges that Executive has been given ___ [21 or 45 depending on the type of termination] calendar days to consider the terms of this Agreement, although Executive may sign it sooner.  Executive agrees that any modifications, material or otherwise, made to this agreement do not restart or affect in any manner the original [21/45] calendar day consideration period. Executive shall have seven calendar days from the date on which Executive sign this Agreement to revoke Executive’s consent to the terms of this Agreement by providing notice to the Company in accordance with Section 9(a) of the Employment Agreement.  Notice of such revocation must be received within the seven calendar days referenced above.  In the event of such revocation by Executive, this Agreement shall not become effective and Executive shall not have any rights under Section 5 of the Employment Agreement.  Provided that Executive does not revoke this Agreement within such seven calendar day period, this Agreement shall become effective on the eighth calendar day after the date on which Executive signs this Agreement.

[Remainder of page is left blank intentionally]

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the date written below.

Eve Soluções de Mobilidade Aérea Urbana Ltda

By:
Name:
Title:
Date:

By:
Name:
Title:
Date:

Eve Holding, Inc.

By:
Name:
Title:
Date:

By:
Name:
Title:
Date:

EXECUTTIVE

Johann Christian Jean Charles Bordais
Date:

WITNESSES :

____________________________________
Name:

Date:

____________________________________
Name:

Date: